Residential Capital, LLC Announces Preliminary Second Quarter 2009 Financial Results

NEW YORK (August 4, 2009) – Residential Capital, LLC (ResCap) reported a preliminary second quarter net loss of $841 million. This is compared to a net loss of $1.9 billion in the year-ago period.  Results reflect losses on international asset dispositions and higher credit related costs due to continued distress in the mortgage market, which were partially offset by debt retirement gains.

In the second quarter of 2009, GMAC Financial Services forgave $1.4 billion (face value) of ResCap bonds resulting in a pre-tax gain on the extinguishment of debt of $817 million.  As a result of the debt forgiveness, ResCap met its tangible net worth covenants for the second quarter.  ResCap total cash and cash equivalents at June 30, 2009 were $1.2 billion, total assets were $22.0 billion and total equity was $1.1 billion.

ResCap continues to evaluate plans to address capital and liquidity needs and currently relies on GMAC for financial support.

About Residential Capital, LLC
Residential Capital, LLC, is an indirect wholly owned subsidiary of GMAC Financial Services. ResCap's businesses cover the U.S. residential finance industry, from origination and servicing of mortgage loans through their sale or securitization in the secondary market. ResCap operates in selected international markets and also provides capital to other originators of mortgage loans and residential real estate developers.

Forward-Looking Statements
In this announcement and comments by GMAC Inc. ("GMAC") and Residential Capital, LLC ("ResCap") management, the use of the words "expect," "anticipate," estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; disruptions in the markets in which we fund ResCap's operations, with resulting negative impact on our liquidity; the impact on ResCap of the continuing decline in the U.S. housing market; our parent’s ability and willingness to continue providing needed financial support; changes in U.S. government- sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

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